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                      MANAGEMENT AND AFFILIATION AGREEMENT


         THIS MANAGEMENT AND AFFILIATION AGREEMENT (the "Agreement"), dated as of August 31, 1996, by and between GENESIS ELDERCARE NETWORK SERVICES, INC., a Pennsylvania corporation ("Manager"), GENESIS HEALTH VENTURES, INC., a Pennsylvania corporation ("Genesis") and AGE INSTITUTE OF FLORIDA, INC., a Florida not-for-profit corporation ("Age").

                                   BACKGROUND

         A. On the date hereof, Age acquired eleven (11) eldercare centers located in Pinellas, Polk, Volusia, Bay and Okaloosa Counties in the State of Florida, and listed on Exhibit "A" attached hereto and hereby made a part hereof (collectively, the "Facilities"), together with all equipment, fixtures and other tangible and intangible assets of Edgemont Partners, LP., a Tennessee limited partnership ("Edgemont") as more particularly described in that certain Asset Purchase Agreement dated the date hereof by and between Age and Edgemont (the "Asset Purchase Agreement") (the Facilities and all such equipment, fixtures and assets, collectively, the "Property").

         B. Manager is in the business of operating and managing eldercare centers and providing operational, accounting and financial services to such facilities and Manager is willing to provide the management services with respect to the Facilities on the basis, terms and conditions set forth below.

         C. Manager is a subsidiary of Genesis, a recognized leader in providing healthcare services to the geriatric population. Genesis operates through health service networks (hereinafter referred to as the "Genesis Health Network") composed primarily of operating owned, leased and managed long-term care facilities, providing specialty medical services to long-term care providers and patients and developing advanced clinical protocols and personnel training programs. The Genesis Health Network also includes developing, and providing services through, managed care programs for the geriatric and subacute care populations. Age desires to affiliate with the Genesis Health Network to, among other things, receive Genesis' expertise in clinical programming and personnel training; have its Facilities provide care through Genesis' third party managed care payor agreements; and access Genesis' expertise in managed care pricing and patient care.

                                      TERMS

         NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements set forth below, and intending to be legally bound, Manager and Age agree as follows:



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SECTION 1 Appointment of Manager. Age hereby appoints and employs Manager as operating manager of the Facilities, and Manager agrees to act as operating manager of the Facilities, to supervise and direct the day to day business activities, management and operation, expansion, repair and renovation of the Facilities and all phases of its operations in the name of and on behalf of Age and for Age's account during the term of this Agreement.


SECTION 2 Term. The term of this Agreement shall commence on the date hereof (the "Commencement Date") and shall continue for a period of ten (10) years from the Commencement Date (such time period is hereinafter referred to as the "Initial Term"). After the expiration of the Initial Term or any subsequent term, this Agreement shall automatically renew for a period of five (5) years unless either party provides the other party with prior written notice of its intention to terminate this Agreement at the end of its current term which notice is given at least one hundred and twenty (120) days prior to the expiration of the Initial Term or any subsequent term.


SECTION 3 Responsibilities of Manager-Management. In connection with the supervision, direction and management of the Facilities, beginning on the Commencement Date, Manager or its subcontractor(s) shall (either directly or through supervision of employees of the Facilities), as agent and on behalf of Age, perform or cause to be performed, the following services:

                  3.1 Manage the operation of the Facilities, including, but not limited to, the provision of long-term nursing care to residents, staffing, accounting services (but not audit services), billing, collections, rate setting, and general on-site administration.

                  3.2 Select, employ, supervise and train an adequate staff, as required by law and subject to availability, of nurses, nurse aides, office and other employees, including an administrator (the "Administrator") and a registered nurse as director of nursing (the "Director of Nursing") (each of whom may be replaced by Manager from time to time), and promote, direct, assign and discharge all such employees at Manager's sole discretion; provided, that the initial employment of the Administrator and Director of Nursing requires the prior consent of Age, which consent shall not be unreasonably withheld or delayed. At Age's request, such employees shall be employees of Manager or its Affiliates and carried on the payroll of the Facilities; provided, that Age may decide to directly employ the employees at the Facilities. Age agrees to reimburse Manager for the direct and indirect employment related costs associated with any such


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employee, including, without limitation, compensation, salary, bonuses, reasonable business expense reimbursements approved by Manager, employer's FICA payments, unemployment compensation and other employment taxes, bonuses, automobile allowances, vacation, personal and sick leave benefits, workers' compensation, group life, health and accident insurance premiums, disability and other benefits (collectively, "Employment Costs"). Notwithstanding the foregoing, during the term of this Agreement, Manager or its Affiliate, in Manager's sole discretion, may directly employ the Facilities' Administrator and Director of Nursing. The compensation payable to the Administrator and Director of Nursing shall be paid by Age and shall be reasonable and in line with compensation payable by other similar nursing home operators to administrators and nursing directors of comparable facilities in the Facilities' general market area.

                  3.3 With the prior written consent of Age, institute and amend from time to time, general salary scales, personnel policies and appropriate employee benefits for all employees of the Facilities.

                  3.4 Issue bills for services and materials furnished by the Facilities and collect accounts receivable and monies owed to the Facilities; design and maintain accounting, billing, patient and collection records; and prepare and file, or supervise the preparation and filing of, insurance, Medicare, Medicaid and any and all other necessary or desirable applications, reports and claims related to revenue production. Age expressly constitutes Manager, to the extent permitted by applicable law, as its agent to administer, process and collect, on Age's behalf and in its name, all Medicare and Medicaid receivables. Manager shall have the right to enforce Age's rights as creditor under any contract relating to the Facilities or in connection with rendering any services at the Facilities for the purposes of collecting accounts receivable and monies owed the Facilities, and Manager shall make reasonable efforts to collect all such receivables and monies.

                  3.5 Plan, supervise and conduct a program of regular maintenance and repair, except that any single physical improvement or series of related improvements (other than budgeted capital items or maintenance and repair items) costing more than Twenty-five Thousand Dollars ($25,000) for any single Facility shall be subject to the prior written approval of Age.

                  3.6 Purchase food, beverage, medical, cleaning and other supplies, equipment, furniture and furnishings necessary for the operation and maintenance of the Facilities and contract for all necessary services for the account of Age, except that the purchase of any single item or series of related items of equipment, furniture or furnishings (other than budgeted or emergency items at


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Manager's discretion) which cost more than Twenty-five Thousand Dollars
($25,000) for any single Facility shall be subject to the prior approval of Age.

                  3.7 Administer, supervise, coordinate and schedule all patient and other services of the Facilities, including the provision of food, barber/beautician and other ancillary services. Subject to the terms of Section 9 hereof, Manager may contract with any of its Affiliates on an arms-length basis after prior written approval by Age, including, but not limited to, for the provision of the following categories of service at Age's expense: dietary, janitorial and housekeeping, contract maintenance, data processing, group purchasing, pharmacy, medical, enteral feeding and therapy and rehabilitation services. Manager shall use such consultants or other professionals in connection with the provision and delivery of such services, as Manager shall select in its reasonable business judgment.

                  3.8 Provide for the payment of accounts payable, employee payroll, taxes, insurance premiums and other obligations of the Facilities.

                  3.9 With the prior consent of Age, institute standards and procedures for admitting and discharging residents, for charging residents for services and for collecting the charges from residents or third parties.

                  3.10 Furnish to Age for review and approval, policy manuals discussing aspects of the operation of the Facilities and propose revisions to such policy manuals from time to time.

                  3.11 With Age's consent, not to be unreasonably withheld or delayed, obtain and maintain insurance coverage for the Facilities, including insurance coverage naming Age, Manager and such other persons as may be reasonably requested by Age as additional insureds, with respect to services that could be provided by the Facilities.

                  3.12 Negotiate and enter into, in the name of and on behalf of Age, such agreements, contracts and orders as it may deem necessary or advisable for the furnishing of services, concessions and supplies for the operation and maintenance of the Facilities in accordance with the Facilities' budgets.

                  3.13 Handle and settle employee relation matters, union and non-union, and negotiate on behalf of Age (and in conjunction with Age's counsel) with any labor union lawfully entitled to represent employees who work at the Facilities; provided, however, any collective bargaining agreement or labor contract must be submitted to Age for its prior approval and provided, further, that


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the institution of any labor litigation and any labor settlement in excess of the sum of Twenty-five Thousand Dollars ($25,000) for any single Facility must be approved by Age.

                  3.14 As appropriate, file or contract for filing, annual and semi-annual Medicare and Medicaid cost reports, budget cost reports for setting the Facilities' initial rate and interim rate increase requests.

                  3.15 Make periodic evaluations of the performances of all departments of the Facilities and provide written notification to Age in the event of any material substandard performances. At Age's written request, Manager shall make available any such evaluations to Age.

                  3.16 Implement and maintain accounting and internal control systems using accounts and classifications consistent with those used in similar nursing home facilities operated by Manager.

                  3.17 Implement and maintain a program to provide objective measurements of the quality of healthcare provided at the Facilities, and Manager may utilize patient questionnaires and interviews, periodic inspection, and such other techniques as Manager may reasonably deem necessary to maintain the quality of healthcare at the Facilities.


SECTION 4 Responsibilities of Age. Age makes the following covenants which are material covenants and upon which Manager relies as an inducement to enter into this Agreement:

                  4.1 Age will cooperate with Manager in every respect to allow Manager to perform its services under this Agreement and will furnish Manager with all information required by it for the performance of its services under this Agreement. Age will permit Manager full access to the Facilities and will allow Manager to examine and copy any data in the possession and control of Age affecting management and/or operation of the Facilities.

                  4.2 Age will examine documents and contracts submitted by Manager and render reasonable decisions pertaining thereto, when required, promptly, to avoid unreasonable delay in the progress of Manager's work, and, in any event, if Age shall not respond negatively in writing to the notice within ten (10) days after the notice is sent, Age shall be deemed to have approved the matter submitted to Age. In any emergency situation (as determined by Manager), Manager shall not be required to seek or obtain Age's approval for any actions which Manager, in its sole judgment, deems necessary or appropriate to respond to such situations, provided Manager promptly thereafter reports such action to Age. Age shall


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execute and deliver any and all applications and other documents that may reasonably be deemed by Manager to be necessary or proper to be executed by Age in connection with the operation of the Facilities.

                  4.3 Age agrees that Manager retains all ownership and other rights in all proprietary systems, policy and other manuals, materials and other information, in whatever form, developed by Manager or its Affiliates in the performance of its services under this Agreement. Nothing contained in this Agreement shall be construed as a license or transfer of such information either during the term of this Agreement or otherwise. Upon termination of this Agreement, or earlier upon Manager's request, Age shall immediately return all such information to Manager.

                  4.4 As long as Age shall owe funds to Manager, or any Affiliate of Manager, Age shall not (without the consent of Manager, which may be withheld in its sole discretion) withdraw, lend, pledge or divert any revenues of the Facilities, except as may be provided in this Agreement or the budgets applicable to the Facilities.

                  4.5 During the term of this Agreement and for a period of two years following the termination of this Agreement, Age shall not, directly or indirectly, for Age or on behalf of any other person or business entity, solicit, recruit, entice or persuade any employee of Manager or its Affiliates to leave the employ of Manager or its Affiliates or to contract with Age or any other person; provided, that, the foregoing shall not limit Age from employing employees of the Facilities in accordance with Section 3.2 hereof.


SECTION 5  Fees

                  5.1 Management Fee. Beginning on the Commencement Date, in addition to any other fees due to Manager and reimbursements for operating expenses at the Facilities (including, without limitation, salaries and benefits for employees at the Facilities), compensation to the Manager, consists of a monthly fee (the "Management Fee"), payable in arrears on the last business day of each month, equal to the product of Net Revenue (as defined in Section 15.16(d) of this Agreement) for the immediately preceding month multiplied by 6%.

                  5.2 Other Fees and Reimbursements. The fees listed above shall be in addition to any and all other reimbursements due Manager, including, without limitation, reimbursements for salaries and benefits for employees, tax contests, costs for filing and expenses related to preparing or contracting for filing reports or


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requests to Medicare, its intermediary or Medicaid and costs incurred by the
Manager in representing Age in connection with any and all audits, reviews and appeals of Medicare and Medicaid Cost Reports; provided, that, costs for preparation and filing of Medicaid and Medicare cost reports for the Facilities shall be at no additional cost to Age.

                  5.3 Overdue Invoices. Age shall pay Manager interest on amounts due to Manager which are not paid within thirty (30) days of their due date at a rate of 15% per annum, which rate is subject to adjustment from time to time, to reflect changes in the prime rate announced from time to time by Mellon Bank, N.A.


SECTION 6  Budgets and Reports.

                  6.1 Annual Budget. Within ninety (90) days of the date of the Commencement Date, and no later than sixty (60) days prior to the end of each fiscal year of the Facilities, Manager shall submit to Age an annual budget (each an "Annual Budget") covering the operations of and proposed capital expenditures to be made with respect to the Facilities for the next fiscal year (or the remainder of the current fiscal year, in the case of the initial budget). Age shall approve or disapprove the annual budget submitted by Manager no later than thirty (30) days prior to the end of each Facilities' fiscal year. Manager shall not make any expenditure which would have the effect of causing the Budget with respect to each Facility to be exceeded, without first obtaining Age's approval thereof.

                  6.2 Capital Expenditures. The Annual Budget shall include a capital budget (the "Capital Budget") outlining a program of capital expenditures as may be required by applicable law, any lender of Age or in Manager's reasonable business judgment during the next fiscal year (or the remainder of the current fiscal year, in the case of the initial budget), in which each proposed capital expenditure will be designated as either mandatory, highly recommended or desirable. Age may approve or reject, in its discretion, each proposed capital expenditure, except those indicated as mandatory. Age shall not unreasonably withhold or delay its consent to highly recommended capital expenditures. Manager shall be responsible for designating as a "mandatory capital expenditure" any expenditure which, if not made would, in Manager's reasonable judgment, (a) cause the Facilities to lose or put at risk its license, (b) place at risk the life of a patient of the Facilities, (c) cause the ineligibility of the Facilities under any third party payor program applicable to the Facilities or (d) cause the issuance of a formal notice that the operating license for the Facilities or any substantial portion of the Facilities


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will be revoked or suspended or qualified in any material adverse respect.

                  6.3 Operating Budget. The Annual Budget shall include an operating budget (the "Operating Budget") setting forth an estimate of operating revenues and expenses for the Facilities for the next fiscal year (or the remainder of the current fiscal year, in the case of the initial budget), together with an explanation of anticipated changes in the Facilities. Manager shall provide to Age upon written request such other reports, including a cost comparison report, and all appropriate Medicare and Medicaid reports necessary under these programs, as are normally provided by Manager to owners of other similar nursing home facilities managed by Manager.

                  6.4 Reports. As soon as available and in any event within forty-five (45) days after the end of each month, Manager shall provide to Age a report reconciling the actual operating expenses incurred during such month to the operating expenses shown on the Operating Budget for such month. Manager shall also furnish or arrange for the preparation of such other reports which shall include: (a) unaudited monthly financial statements of Age for the month then ended, prepared on a basis consistent with the annual statements; (b) at Age's expense, audited annual financial statements of Age prepared by a nationally recognized certified public accounting firm or other independent certified public accounting firm, prepared in accordance with generally accepted accounting principles, and including a balance sheet, a statement of income and expenses for the year then ended; (c) monthly census information of the Facilities as of the end of such month in sufficient detail to show by patient-mix (i.e., private, Medicare, Medicaid and V.A.) the average monthly census of the Facilities; (d) an aged accounts receivable report from the Facilities in sufficient detail to show amounts due from each class of patient-mix by the account age classifications of thirty (30) days, sixty (60) days, ninety (90) days, one hundred twenty (120) days, and over one hundred twenty (120) days and (e) other reports required under Age's senior loan or bond documents.


SECTION 7  Bank Accounts and Working Capital.

                  7.1 Manager, in the Facilities' name and on behalf of Age, shall transfer immediately upon receipt, but in no event less frequently than weekly, all Gross Revenues (as defined below) of the Facilities for deposit into a bank account established exclusively for that purpose by Age ("Gross Revenue Account").

                  7.2 Upon receipt from the Gross Revenue Account of moneys in respect of operating expenses, Manager shall deposit all


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of such moneys in a bank account of the Facilities (the "Operating Account")
established in Age's name, and shall supervise the disbursements from the Operating Account on behalf of Age of such amounts and at such times as the same are required in Manager's reasonable business judgment. Manager shall discharge such supervisory responsibilities in accordance with reasonable and customary business standards and practices. Manager shall specify, with the approval of Age, the signatory or signatories of Manager required on all checks or other documents of withdrawal submitted by Manager on the Operating Account, but a signatory designated by Age may also be an authorized signatory on the Operating Account.

                  All costs and expenses (including Manager's Management Fee as defined in Section 5.1 of this Agreement) incurred in the operation of the Facilities shall be paid out of the Operating Account. Such costs and expenses shall be paid in the following order of priority:

                           (i) ordinary and necessary expenses and costs of
                  operation of the Facilities, including, without limitation, payroll expenses and utility charges and the payment to Age of "Home Office Fees," as that term is defined in Section 4.18 of the Acquisition Loan and Security Agreement, dated as of August 31, 1996, between Age and Genesis (the "Acquisition Loan Agreement");

                           (ii) principal and interest due on outstanding
                  indebtedness, if any, under the Acquisition Loan
                  Agreement;

                           (iii) the Management Fee (as defined in Section
                  5.1);

                           (iv) principal and interest due on outstanding
                  indebtedness, if any, under the Working Capital Loan and Security Agreement, dated as of August 31, 1996, between Age and Genesis;

                           (v) payments with respect to capital improvements;
                  and

                           (vi) transfers into a debt service reserve fund in an
                  amount not to exceed Five Million Dollars ($5,000,000.00).

Any funds remaining in the Operating Account after payment of the foregoing costs and expenses ("Excess Cash") shall be distributed to Age.



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                  7.3 Taxes. Any federal, state or local taxes, assessments or other governmental charges imposed on the Facilities and arising from Age's period of ownership are the obligations of Age, not of Manager, and shall be paid out of the Operating Account of the Facilities. With Age's prior written consent, Manager may (and upon receipt of Age's written instructions, Manager shall) contest the validity or amount of any such tax or imposition on the Facilities.

SECTION 8  Licenses, Permits, Certifications and Contests.

                  8.1 Manager, as agent of Age, shall apply for, in the name of Age, and obtain and maintain, on behalf of Age, all necessary licenses, permits and approvals to operate the Facilities to substantially comply with all applicable laws, rule and regulations and to be eligible for participation in the Medicaid Program and Federal Medicare Program.

                  8.2 Neither Age nor Manager shall take any action or fail to take any action which such party knows or has reason to believe will cause any governmental authority having jurisdiction over the operation of the Facilities to institute any proceeding for the suspension, rescission or revocation of any necessary license, permit or approval. Manager shall not take any action or fail to take action which Manager knows or has reason to believe will adversely affect Age's right to accept and obtain payments under Medicare, Medicaid or any other public or private third party medical payment programs.

                  8.3 Manager shall, with the approval of and at the cost of Age, have the right, on behalf of Age, to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Age, the validity or application of any agreement, law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Facilities. Age shall fully cooperate with Manager with regard to the contest and Age shall pay all reasonable attorneys' fees incurred with regard to the contest from the Operating Account. Counsel for any such contest shall be selected by Manager and reasonably approved by Age. Manager shall, with the consent of Age and at Age's cost and expense, process all third party payment claims and appeals for the services provided at the Facilities, including without limitation, exhaustion of all applicable administrative proceedings or procedures, adjustment and denials by governmental agencies or their fiscal intermediaries and other third party payors.

                  8.4 Age shall to comply with all federal, state and local laws, rules and regulations and requirements which are applicable to Age provided that Age, at its sole expense and


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without cost to Manager, shall have the right to contest by proper legal proceedings the validity, so far as applicable to it, of any such law, rule, regulation or requirement, provided that such contest shall not result in a suspension of operations of any Facilities, and provided, further, Age shall not be deemed to be in breach of this covenant if Age's failure to comply with any such law, rule, regulation or requirement is the result of the negligence or willful misconduct of Manager.

                  8.5 Manager shall use its best efforts to operate and maintain the Facilities in compliance with the requirements of any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facilities.

SECTION 9. TRANSACTIONS WITH SPECIALISTS; AFFILIATES AND SUBCONTRACTORS


                  9.1 Staff Specialists. In addition to the other managerial services provided for in this Agreement, Manager may, but shall not be obligated to, make available to the Facilities for consultation and advice, when necessary, specialists in accounting, budgeting, management, nursing, personnel, purchasing, quality assurance, policies and procedures, and third party reimbursement. Manager shall not charge Age separately for the services of consultants in the referenced areas who are employees of Manager or of any of its Affiliates.

                  9.2 Transactions with Specialists or Affiliates. The parties contemplate that Manager or its Affiliates may propose to provide certain contract services to the Facilities, such as data processing, insurance, dietary and social service consulting, contract maintenance, pharmacy, medical, medical supply, patient therapy, case management and rehabilitation services. Age agrees to promptly review and approve all such proposed contracts which are competitive with the prevailing market rates for such services in the Facilities' market area and which, with respect to services that could be provided by the Facilities, are not expected to exceed the costs that the Facilities would incur if the same services were provided internally and directly by the Facilities.


SECTION 10 REPRESENTATIONS AND WARRANTIES. Age, Manager and Genesis make the following representations and warranties to the other parties:

                  10.1 Status. The representing party is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, and has all necessary power to carry on its business as now being conducted, to operate its properties


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as now being operated, to carry on its contemplated business, to enter into this
Agreement and to observe and perform its terms.

                  10.2 Authority and Due Execution. The representing party has full power and authority to execute and to deliver this Agreement and all related documents and to carry out the transactions contemplated by this Agreement. The execution of this Agreement by such party will not, with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of such party's (i) organizational documents; or (ii) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body; (iii) or any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which such party is now a party or by which such party or any of its assets may be bound or affected. This Agreement constitutes a valid and binding obligation of the representing party, enforceable against such party in accordance with its terms, except to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency, receivership or other laws of general application or equitable principles relating to or affecting the enforcement of creditors' rights.

                  10.3 Litigation. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of the representing party, threatened against such party, its properties or business which seeks to enjoin or prohibit it from entering into this Agreement.


SECTION 11 TERMINATION

                  11.1 Termination for Cause.

                           (a) Bankruptcy, etc. If either party is dissolved or liquidated, or shall apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating the party a bankrupt or insolvent or approving a petition seeking reorganization of the party or appointing a receiver, trustee or liquidator for the party or all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days, then in case of


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         any such event, this Agreement shall immediately expire, at the other party's option.

                           (b) Default. If Age or Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by it, or Age shall unreasonably withhold its approval of the budget submitted by the Manager, and such default shall continue for a period of thirty (30) days after written notice by the non-defaulting party to the other specifying the default in question and requesting that the default be cured, then in case of any such event and upon the expiration of any applicable period of grace this Agreement shall expire, at the option of the non-defaulting party on ten (10) days further written notice to the other party, except that with respect to non-monetary defaults of Age or Manager, if the defaulting party has commenced cure within such thirty (30) day period, and diligently pursues such cure after the thirty (30) day period, or in good faith contests the alleged non-monetary default, then the right to give such ten (10) day notice of termination shall be suspended for the time necessary to effect such cure, or pending resolution of such contest, as applicable. Such termination by Manager shall be without prejudice to Manager's right to receive all of the fees and reimbursements provided in this Agreement, including reimbursements for the cost of employees of the Facilities.

                           (c) Other Causes. In addition to its rights set forth above, Age shall have the right, after thirty (30) days prior written notice to Manager to terminate this Agreement if because of Manager's gross negligence or willful misconduct: (i) there has been a formal notice by the appropriate governmental or regulatory agency (the "Notice"), that the operating license for the Facilities will be revoked or suspended, which Notice is not rescinded, vacated or stayed by action of Manager (or otherwise) within thirty (30) days of its issuance; (ii) the Facilities shall have received formal notice that it will lose eligibility for reimbursement under Medicare or Medicaid which notice is not rescinded, vacated or stayed by action of Manager (or otherwise) within thirty (30) days of its issuance; (iii) a "bed hold" has been imposed on the comprehensive care beds of the Facilities and remains in effect for more than sixty (60) consecutive days by the appropriate governmental agency; (iv) Manager fails, within the time permitted by such applicable regulatory body, after receipt of notice thereof, to correct any material standards and/or conditions of participation capable of such correction (or obtain waivers for such standards and/or conditions of participation), or fails to diligently prepare a Plan of Correction for any remaining material standards and/or


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         conditions of participation for which the applicable Facilities is cited pursuant to any licensure and/or certification survey or fails to materially implement the Plan of Correction within the time permitted for such corrections; and such failure causes one of the events described in (i) through (iii) above to occur.

                  11.2 Partial Termination Upon Destruction or Taking. Age and the Manager each has the option to terminate this Agreement as to a specific Facility upon thirty (30) days prior written notice to the other upon the occurrence of either of the following events:

                           (i) the Facility or any material portion of the Facility is damaged or destroyed to the extent that in the written opinion of an independent architect or engineer reasonably acceptable to both parties (A) it is not practicable or desirable to rebuild, repair or restore the Facility to its condition immediately preceding such damage within a period of twelve (12) months; or (B) the conduct of normal operations of the Facility would be prevented for a period of twelve (12) months or more; or

                           (ii) title to or the temporary use of, all or substantially all of the Facility is taken under the exercise of the power of eminent domain by a governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties, prevents or is likely to prevent the conduct of normal operations at the Facility for a period of at least twelve (12) months.

                  If termination of this Agreement with respect to a particular Facility occurs as a result of any of the events described above in this Section 11.2, then (a) this Agreement shall terminate only as to the Management of that Facility, but shall continue in full force and effect with respect to all other Facilities as to which this Agreement has not been terminated, and (b) if Age or any Affiliate of Age rebuilds, restores or otherwise rearranges the Facility and recommences operations thereof, Age shall give Manager the first option to manage such Facility, which option must be accepted by Manager within ninety
(90) days of receipt of such notice from Age, under the same terms, conditions and fees as provided in this Agreement.

                  11.3 Effect of Termination. Upon any termination of this Agreement by Manager for cause or by Age without cause (except, in either case, any termination under Section 11.2 of this Agreement), all amounts due to Manager from Age or payable to Manager from Age under the remaining term of this Agreement or otherwise shall be immediately due and payable.

SECTION 12 NOTICES. Any notice, communication or demand requiring or permitted to be given under this Agreement shall be in writing (including facsimile communications) and shall be sent by first-class mail,or by nationally-recognized overnight courier, or by facsimile transmission or by personal delivery. All notices shall be sent to the applicable party at the following addresses addressed as follows:


                  12.1  To Age, by addressing the same to:

                                Age Institute of Florida, Inc.
                                Professional Arts Building
                                25 Penncraft Avenue
                                Chambersburg, PA 17201


                  12.2  To Manager, by addressing the same to:

                                Genesis Eldercare Network Services, Inc.
                                148 West State Street
                                Kennett Square, PA 19348
                                Attention: Chairman and Chief Executive
                                           Officer
                                Attention:  Law Department

Any such properly given notice shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of facsimile communication, one business day after delivery to a nationally recognized overnight courier, or five business days after deposit in the mail, return receipt requested.

SECTION 13 COSTS AND EXPENSES; INDEMNITY; EXCULPATION.

                  13.1 Age's Responsibility for Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs, expenses and purchases arising out of, relating to or incurred in the operation of the Facilities, including, without limitation, the fees, costs and expenses of consultants and professionals, shall be the sole responsibility of Age. Manager, by reason of the execution of this Agreement or the performance of its services under this Agreement, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Age whatsoever, arising out of or relating to the Facilities or incurred at its central administrative offices in the performance of its obligations hereunder. Manager shall have no obligations to advance any sums required to maintain necessary licenses and permits and to otherwise keep the Facilities operating, without assurances that the necessary funds for the discharge of any such liability of any such obligation will be punctually paid by Age.

                  13.2 Indemnification by Age. Age shall indemnify and hold Manager and Genesis harmless from and against any and all claims, losses, costs, damages, and liabilities, including reasonable attorneys' fees, incurred, caused or occasioned by, in connection with or arising out of this Agreement or the acts or omissions of Age, its agents, employees or contractors, including, without limitation, Age's violation or failure to perform, or misrepresentation with respect to, any of the terms covenants or conditions of this Agreement, except if such claim, loss, cost, damage or liability results from the negligence or willful misconduct of Manager or Genesis.

                  13.3 Indemnification by Manager and Genesis. Manager and Genesis shall indemnify and hold Age harmless from and against any and all claims, losses, costs, damages, and liabilities, including reasonable attorneys' fees, incurred, caused or occasioned by, in connection with or arising out of this Agreement or the acts or omissions of Manager, its agents, employees or contractors, including, without limitation, Manager's violation or failure to perform, or misrepresentation with respect to, any of the terms covenants or conditions of this Agreement, except if such claim, loss, cost, damage or liability results from the negligence or willful misconduct of Age.

                  13.4 Exculpation. Notwithstanding anything to the contrary contained in this Agreement, the liability and obligation of Age to perform and observe and make good its obligations contained in this Agreement and in any contracts entered into between Manager and its Affiliates on behalf of Age in connection with the operation of the Facilities (which contracts shall likewise contain the same exculpation) and to pay the Management Fee in accordance with the provisions of this Agreement shall not be enforced by any action or proceeding wherein damages or any money judgment or any deficiency judgment or any judgment establishing any personal obligation or liability shall be sought, collected or otherwise obtained against Age or against any past, present or future partner, member, officer, director or shareholder of Age, and Manager, for itself and its successors and assigns, hereby irrevocably, knowingly, voluntarily and intentionally waives any and all right to sue for, seek or demand any such damages, money judgment, deficiency judgment or personal judgment against Age or against any past, present or future partner, member, officer, director or shareholder of Age under or by reason of or in connection with this Agreement and agrees to look solely to Gross Revenue (as defined in Section 15.16(c) of this Agreement) and to the Collateral under the Acquisition Loan Agreement for the enforcement of such liabilities and obligations of Age.

SECTION 14 AFFILIATION WITH GENESIS HEALTH NETWORK. Age agrees to affiliate with Genesis and become a member of the Genesis Health Network. Genesis accepts Age's admission as an affiliate of the Genesis Health Network which affiliation may be terminated by Genesis or Age at any time, with or without cause. As long as Age is affiliated with the Genesis Health Network, Genesis agrees to:

                  14.1 Provide Age with the opportunity to purchase Facilities goods and services through The Tidewater Shared Services Group, a wholly-owned subsidiary of Genesis, which is a qualified group purchasing organization.

                  14.2 As such management information systems are developed, provide Age with access to computer data bases developed by Genesis providing on-line access to Genesis Health Network clinical operating systems and quality assurance programs; provided, that, any such access will be at an additional cost to Age.

                  14.3 Admit patients to the Facilities through agreements negotiated between Genesis and third party payors, from time to time, for the admission and treatment of their subscribers at long-term care facilities affiliated with the Genesis Health Network. Such agreements may reflect alternative compensation\reimbursement methodologies including fee for service, discounts from fee for service and managed care programs.

                  14.4 Process referrals from third party payors for admission into long-term care facilities affiliated with the Genesis Health Network, including the Facilities. Such referrals shall be made at Genesis' sole discretion. At Age's request, on a case by case basis, Genesis will advise Age on pricing and assessing referrals received directly by Age for the provision of care on a managed care basis.

                  14.5 For patients at the Facilities referred through the Genesis Health Network, oversee the coordination of patient care, including, without limitation, discharge planning and patient reporting; centrally process all patient billings with appropriate third party payors; and collect and process all data relating to patient outcomes . Genesis will provide Age with copies of all discharge reports provided to third party payors for Facilities patients.


SECTION 15. MISCELLANEOUS.

                  15.1 Confidentiality. Age acknowledges that Genesis or its Affiliates retain all ownership and other rights in all proprietary systems, manuals, materials, data bases, protocols, contracts, procedures, seminars and programs, and other information, in whatever form, developed by Genesis, Manager or its Affiliates independently or in the performance of its services under this Agreement, including, without limitation, all clinical protocols and training programs provided to Age pursuant to this Agreement (collectively, "Genesis Confidential Information"). Nothing contained in this Agreement shall be construed as a license or transfer of any Genesis Confidential Information to Age either during the term of this Agreement or otherwise. Upon termination of this Agreement, all use of such Genesis Confidential Information by Age shall cease and all such property shall be immediately returned to Genesis. Without the prior written consent of Genesis, Age will not in any manner disclose to any third party any of the terms of any Genesis Confidential Information, or use such information except pursuant to this Agreement. The confidentiality obligations under this Agreement of Age shall terminate with respect to any Genesis Confidential Information to the extent that such information is or becomes part of the public domain through no fault of the party receiving such information or its affiliates or is independently developed by the recipient without any reference to any information obtained from or through the provider. At the request of Genesis, Age agrees to execute a confidentiality agreement evidencing the obligations contained in this Section.

                  15.2 Public Relations. Age agrees that Genesis may publish the name, address telephone number and other descriptive information about Age and/or the Facilities, in its promotional and informational materials. Genesis agrees that as long as Age is affiliated with the Genesis Health Network, Age, with Genesis' consent not to be unreasonably withheld, may publish that it is a member of the Genesis Health Network in its promotional materials. Age acknowledges that Genesis is a public company and Age agrees that Genesis will have exclusive control in developing public statements or press releases in connection with any non-routine issues arising from the parties relationship evidenced by this Agreement which Genesis determines may require disclosure to the public.

                  15.3 Government Regulations. In accordance with their respective obligations under this Agreement, Age and Manager shall operate and maintain the Facilities in compliance with the requirements of any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facilities. If for any reason any term or condition of this Agreement is found to be invalid or contrary to government laws, rules, regulations or orders, Age, Manager and Genesis agree to immediately and in good faith modify such term or condition to comply with such government law, rule, regulation or order.

                  15.4 Good Faith Effort by Manager. Manager shall act in good faith and use its reasonable efforts to perform its obligations under this Agreement, but shall have no liability to Age for any decisions made with respect to or any actions taken or in the omission of any actions in connection with the Facilities' operations, so long as such decisions, actions or omissions were made or taken in good faith and met the standards of care set forth herein. Any action taken or omitted by Manager in reliance on written advice from accountants with respect to financial reporting matters or legal counsel with respect to legal questions shall be conclusively deemed to have been taken in good faith. The liability of Manager to Age is limited to actual damages suffered by Age as a direct and proximate result of Manager's breach under any provision of this Agreement. Manager makes no warranties, express or implied, and shall not assume any financial or other responsibilities in connection with its obligations under this Agreement, except as specifically provided in this Agreement. Manager shall be responsible for managing the Facilities and all of their assets and services with the same diligence and skill as is employed by prudent owners and managers in the management of similar healthcare facilities, and consistent with the provisions of this Agreement and in substantial compliance with all obligations imposed on Age which are known or reasonably should be known by Manager.

                  15.5 Assignment. Neither Manager or Age shall assign its rights or obligations under this Agreement without prior written consent of the other party. Notwithstanding the foregoing, Manager may at any time assign its rights and obligations under this Agreement to an Affiliate of Manager, provided that any such assignment shall not release Manager of its obligations under this Agreement unless Age consents to such a release.

                  15.6 Retention of Control by Age. Age shall at all times continue to exercise control over the assets and operations of the Facilities, and Manager shall perform its responsibilities as described in this Agreement in accordance with written policies and directives adopted by Age. By entering into this Agreement, Age does not delegate to Manager any of the powers, duties and responsibilities vested in Age by law, or by its governance documents. Age may, according to the terms of this Agreement, (a) direct Manager to implement existing Facilities policy, (b) adopt as Facilities policy, recommendations or proposals made by Manager, or (c) adopt as Facilities policy Age's own proposals notwithstanding any objection by Manager; provided that any such policy shall be consistent with the terms of this Agreement. Age shall have the right to approve the Annual Budget.

                  15.7 Books and Records. Manager shall make available to Age for inspection and copying by Age upon request, all books and records and financial data relating to the Facilities. Manager shall provide Age with copies of all licensure and/or certification surveys conducted at the Facilities.

                  15.8 Force Majeure. Manager shall not be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations under this Agreement for any reason beyond its control including, without limitation, strikes, lockouts, acts of God, unavailability of residents, personnel, supplies, unforeseen changes in statutes, regulations or rules of appropriate governmental or other regulatory authorities.

                  15.9 Binding Agreement. The terms, covenants, conditions, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of Age and Manager, their successors and assigns.

                  15.10 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Age and Manager with respect to the Facilities.

                  15.11 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter, and no prior oral or written, and no contemporaneous oral, representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Age and Manager.

                  15.12 Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Florida applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

                  15.13 Arbitration of Accounting Matters. If any controversy should arise between the parties in the performance, interpretation and application of this Agreement which involves accounting matters, either party may serve upon the other a written notice stating that such party desires to have the controversy reviewed by an arbitrator, who shall be a representative of a firm specializing in accounting in the nursing home area of medical services. If the parties cannot agree within fifteen (15) days from the service of such notice, upon the selection of such an arbitrator, the arbitrator shall be selected or designated by the American Arbitration Association upon the written request of either party hereto. Arbitration of such controversy, disagreement or dispute shall be conducted in accordance with the rules then in force of the American Arbitration Association and the decision and award of the arbitrator so selected shall be binding upon Age and Manager.

                  15.14 Maintenance of Books, Records and Documents.

                           (a) Until the expiration of four (4) years after the
furnishing of services pursuant to this Agreement, Manager shall, as provided in
Section 952 of the Omnibus Reconciliation Act of 1980, and regulations promulgated thereunder make available, upon written request, to the Secretary of the United States Department of Health and Human Services, or upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature and extent of the costs of any services furnished pursuant to this Agreement for which payment may be made under the Federal Medicare Program.

                           (b) If Manager carries out any of the duties of this
Agreement through a subcontract or subcontracts with an aggregate value or cost of Twenty Five Thousand Dollars ($25,000) or more over a twelve (12) month period with a related organization, such subcontract or subcontracts shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract or subcontracts, the related organization shall, as provided in Section 952, make available, upon written request, to the above referenced Federal officials, or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such organization that are necessary to verify the nature and extent of the costs of any services furnished pursuant to such subcontract or subcontracts for which payment may be made under the Medicare program.

                  15.15 Further Assurances. At any time and from time to time during the term of this Agreement, at the request of either party (the "Requesting Party"), the other party (the "Other Party") shall promptly execute and deliver all such further agreements, certificates, instruments and documents, including a certificate of the Other Party in a form reasonably satisfactory to the Requesting Party stating that this Agreement is in effect with respect to, and is binding against, the Other Party, and the Other Party shall perform such further actions, as the Requesting Party may reasonably request in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

                  15.16 Certain Definitions.

                           (a) Affiliate. The term "Affiliate," as used in this
Agreement, means a person that, directly or indirectly, controls or is controlled by, or is under common control with, the person specified.

                           (b) Person. The term "person," as used in this
Agreement means any individual, sole proprietorship, joint venture, corporation, partnership, governmental body, regulatory agency or other entity of any nature.

                           (c) Gross Revenue. The term "Gross Revenue," as used
in this Agreement, means all operating revenues and non-operating revenues, receipts, rentals and income and other moneys of, or received by or on behalf of, the Facilities from all sources, and all rights to receive the same, whether in the form of accounts receivable, contract rights, chattel paper, instruments, general intangibles or other rights and all proceeds thereof, including net insurance proceeds and net condemnation awards paid in respect of the Facilities and not applied in restoration thereof, whether now existing or hereafter coming into existence and whether now owned or hereafter acquired, and the proceeds thereof, including revenues derived from ownership, operation or leasing of the Facilities, including fees paid or payable by residents of the Facilities.

                           (d) Net Revenue. The term "Net Revenue," as used in
this Agreement, means Gross Revenue, excluding income to Age from interest and similar passive investments unrelated to the operation of the Facility.

                  15.17 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

                  15.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf their duly authorized representatives, as of the day and year first above written.

                                    OWNER:

                                    AGE INSTITUTE OF FLORIDA, INC.



ATTEST:___________________          By:_____________________________
Name:                               Name:
Title:                              Title:


                                    MANAGER:

                                    GENESIS ELDERCARE NETWORK SERVICES,
                                    INC.


ATTEST:___________________          By:____________________________
Name:                               Name:
Title:                              Title:


                                    GENESIS HEALTH NETWORK AFFILIATION:

                                    GENESIS HEALTH VENTURES, INC.


ATTEST:___________________          By:____________________________
Name:                               Name:
Title:                              Title: